HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Second Quarter 2010 Earnings; and the “Perfect Game” for Asset Quality; Declares Dividend

Norfolk, Va.: July 29, 2010 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the second quarter and first six months of 2010.

Net income for the quarter ended June 30, 2010 was $451,000, compared to net income of $231,000 for the second quarter of 2009, an increase of $220,000, or 95.2%. Net income for the first six months ended June 30, 2010 was $813,000, compared to net income of $383,000 for the same period in 2009, an increase of $430,000, or 112.3%.

After the effect of dividends on TARP preferred stock of $146,000, net income available to common stockholders was $305,000, or $0.13 per diluted share for the quarter ending June 30, 2010. In the quarter ending June 30, 2009, the Company had no preferred stock outstanding and, accordingly, there were no preferred stock dividends; thus, net income available to common stockholders equaled our net income of $231,000, or $0.10 per diluted share. Comparing the second quarter of 2010 with the second quarter of 2009, net income available to common stockholders increased by $74,000, or 32.0%, and earnings per share increased by $0.03 per diluted share, or 30.0%.

For the first six months ending June 30, 2010, after the effect of dividends on TARP preferred stock of $293,000, net income available to common stockholders was $520,000, or $0.23 per diluted share. For the six months ending June 30, 2009, the Company had no preferred stock outstanding and no preferred stock dividends; thus, net income available to common stockholders equaled our net income of $383,000, or $0.17 per diluted share. Comparing the first six months of 2010 with the first six months of 2009, net income available to common stockholders increased by $137,000, or 35.8%, and earnings per share increased by $0.06 per diluted share, or 35.3%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“The second quarter of 2010 was another solid quarter for the Company with two noteworthy achievements.

“First, the Company experienced a very rare event relating to asset quality for banks that is even more unusual during a recession. On June 30, 2010, the Company had no real estate owned, no nonaccrual loans, and no loans past due 30 days or more. In other words, on that particular date, the Company had the “Perfect Game” for bank asset quality.

“Also, in the last two days of June, we added approximately $20 million of loans to our portfolio with a weighted average rate of 6.97%. We expect a significant increase in our net interest income in the third quarter of 2010 and thereafter from these additional loans.

“Overall, we are very pleased with our excellent asset quality, our quarterly earnings improvements this year, and our expectations for significant increases in our net interest income in subsequent quarters.”

Comparison of Operating Results for the Three Months Ended June 30, 2010 and 2009

Overview. The Company’s pretax income was $701,000 for the second quarter of 2010, compared to a pretax income of $349,000 for the second quarter of 2009, an increase of $352,000. Compared to the second quarter of 2009, net interest income increased by $94,000, provision for loan losses increased by $138,000, noninterest income increased by $218,000, and noninterest expense decreased by $178,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $94,000 to $2.4 million in the second quarter of 2010 compared to $2.3 million in the second quarter of 2009. This increase in net interest income was primarily attributable to a decrease in average interest-bearing liabilities of $19.4 million, and an increase in average interest-earning assets of $7.6 million, between the second quarter of 2009 and the second quarter of 2010; these quarter over quarter changes resulted in a net interest spread increase of 7 basis points, from 3.31% for the three months ended June 30, 2009 to 3.38% for the three months ended June 30, 2010.

Additionally, net interest margin increased by 4 basis points, from 3.74% in the second quarter of 2009 to 3.78% in the second quarter of 2010. This increase was driven primarily by a $16.6 million decrease in average interest-bearing deposits, coupled with a $17.2 million increase in average noninterest-bearing deposits.

Provision for Loan Losses. The Company’s provision for loan losses in the second quarter of 2010 was $159,000. This increase was attributable to an increase of $17.7 million in total loans in the second quarter of 2010. This amount compared to a provision of $21,000 in the second quarter of 2009. In the second quarter of 2010 there were net recoveries of $23,000, compared to net charge-offs of $2,000 in the second quarter of 2009. There were no nonperforming assets at June 30, 2010 compared to $490,000 at June 30, 2009.

Noninterest Income. Total noninterest income increased by $218,000, from $217,000 in the second quarter of 2009 to $435,000 in the second quarter of 2010, primarily as a result of a $232,000 gain on the sale of investment securities.

Noninterest Expense. Total noninterest expense decreased by $178,000, from $2.1 million in the second quarter of 2009 to $2.0 million in the second quarter of 2010. This decrease in noninterest expense was driven primarily by a $139,000 decrease in FDIC assessments from the second quarter 2009 (the second quarter of 2009 included the special assessment of $121,000 in 2009 that did not recur in 2010).

Income Taxes. The Company’s income tax expense for the second quarter of 2010 was $250,000, reflecting an effective tax rate of 35.6%, compared to income tax expense of $118,000 for the second quarter of 2009, reflecting an effective tax rate of 33.8%. The lower effective tax rate in the second quarter of 2009 was attributable to nontaxable life insurance income.

Comparison of Operating Results for the Six Months Ended June 30, 2010 and 2009

Overview. The Company’s pretax income was $1,265,000 for the six months ending June 30, 2010, compared to a pretax income of $547,000 for the six months ending June 30, 2009, an increase of $718,000. Compared to the first six months of 2009, net interest income increased by $300,000, provision for loan losses increased by $83,000, noninterest income increased by $511,000, and noninterest expense remained constant.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $300,000 to $4.7 million in the first six months of 2010, compared to $4.4 million in the first six months of 2009. This increase in net interest income was primarily attributable to a decrease in average interest-bearing liabilities of $17.4 million, and an increase in average interest-earning assets of $7.9 million between the first six months of 2009 and the first six months of 2010; these year-to-date over year-to-date changes resulted in a net interest spread increase of 17 basis points, from 3.25% for the six months ended June 30, 2009 to 3.42% for the six months ended June 30, 2010.

Additionally, net interest margin increased by 12 basis points, from 3.69% for the first six months of 2009 to 3.81% for the first six months of 2010. This increase was driven primarily by a $14.5 million decrease in average interest-bearing deposits, coupled with a $15.4 million increase in average non-interest bearing deposits.

Provision for Loan Losses. The Company’s provision for loan losses in the first six months of 2010 was $159,000. This amount compared to a provision of $76,000 in the first six months of 2009. The increase is attributable to a $17.7 million net increase in total loans in the second quarter of 2010.

Noninterest Income. Total noninterest income increased by $511,000, from $378,000 in the first six months of 2009 to $889,000 in the first six months of 2010, primarily as a result of $486,000 of gains on the sale of investment securities.

Noninterest Expense. Total noninterest expense remained constant at $4.2 million for the first six months of 2010 and 2009. Increases in compensation expense of $229,000 were offset by decreases in FDIC assessment, occupancy, and professional fees of $142,000, $45,000, and $41,000, respectively. The decrease in FDIC assessment relates primarily to a special assessment in June 2009 of $121,000 that did not occur in 2010.

Income Taxes. The Company’s income tax expense for the first six months of 2010 was $452,000, reflecting an effective tax rate of 35.8%, compared to income tax expense of $164,000 for the first six months of 2009, reflecting an effective tax rate of 30.0%. The lower effective tax rate in the first six months of 2009 was attributable to a $48,000 tax benefit resulting from an increase in non-qualified stock options related to certain stock options that were repriced in the first quarter of 2009 and to nontaxable life insurance income.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $31.7 million, or 11.8%, from $267.2 million at June 30, 2009 to $298.8 million at June 30, 2010. The increase in assets resulted primarily from a $12.3 million, or 22.3%, increase in investment securities available for sale, and an $18.7 million, or 10.5%, increase in loans.

Liquid Assets. Liquid assets, which include cash and cash equivalents and investment securities, increased by $12.1 million from $74.1 million at June 30, 2009 to $86.2 million at June 30, 2010. Investment securities available for sale were $67.8 million at June 30, 2010, compared to $55.5 million at June 30, 2009, an increase of $12.3 million, or 22.3%.

Loans. Loans held for investment, net, were $196.0 million at June 30, 2010, which represents an increase of $18.7 million, or 10.5%, from the loan balance of $177.4 million at June 30, 2009. At the end of June 2010, the Company added to its portfolio $20.2 million in seasoned loans that carry a weighted average rate of 6.97%.

Asset Quality. There were no nonperforming assets at June 30, 2010, compared to $490,000, or 0.18% of assets, at June 30, 2009.

Deposits. At June 30, 2010, increases in noninterest-bearing deposits of $10.5 million more than offset decreases in interest-bearing deposits of $6.8 million for a net increase in total deposits of $3.7 million, or 1.6%, from $230.7 million at June 30, 2009 to $234.4 million at June 30, 2010. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $7.2 million, or 4.1%, from $177.0 million at June 30, 2009 to $184.2 million at June 30, 2010. Certificates of deposit decreased by $3.5 million between the comparable six-month periods.

Average total deposits increased by $0.9 million, or 0.4%, from $219.5 million during the six months ended June 30, 2009 to $220.4 million during the six months ended June 30, 2010. Average core deposits increased by $5.1 million between the comparable six-month periods, partially offset by a $4.2 million decrease in certificates of deposit. In addition, the mix of average noninterest-bearing deposits to average total deposits increased from 27.5% to 34.4% between the first six months of 2009 and 2010, thereby contributing to the improvement in our net interest margin.

Borrowed Funds. Borrowed funds increased by $16.9 million, from $8.6 million at June 30, 2009 to $25.5 million at June 30, 2010, primarily to fund loans added at the end of the second quarter.

Capital. Stockholders’ equity increased by $10.9 million, or 41.7%, from $26.2 million at June 30, 2009 to $37.1 million at June 30, 2010. Stockholders’ equity increased primarily as a result of an infusion of $10.1 million in TARP funding and a $550,000 increase in retained earnings.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On July 28, 2010, Heritage’s Board of Directors declared a $0.06 per share dividend on Heritage’s common stock. The dividend will be paid on August 20, 2010 to shareholders of record on August 9, 2010.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by Heritage in connection with its participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $126,287.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends are payable on August 16, 2010 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At June 30,
	2010	2009
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$6,258	$4,556
Interest-bearing deposits in other banks	11,670	4,731
Federal funds sold	413	9,302

Total cash and cash equivalents	18,341	18,589
Securities available for sale, at fair value	67,810	55,461
Loans, net
Held for investment, net of allowance for loan losses	196,023	177,359
Held for sale	—	—
Accrued interest receivable	780	666
Stock in Federal Reserve Bank, at cost	587	324
Stock in Federal Home Loan Bank of Atlanta, at cost	1,535	1,476
Premises and equipment, net	11,679	12,112
Other real estate owned	—	165
Other assets	2,076	1,028

Total assets	$298,831	$267,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest-bearing	$86,919	$76,392
Interest-bearing	147,449	154,270

Total deposits	234,368	230,662

Federal Home Loan Bank Advances	23,500	5,000
Securities sold under agreements to repurchase	2,033	3,626
Accrued interest payable	126	194
Other liabilities	1,673	1,500

Total liabilities	261,700	240,982

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 10,103 and 0 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	10,103	—

Fixed rate cumulative perpetual preferred stock, Series B, 303 and 0 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	303	—

Common stock, $5 par value - 6,000,000 shares authorized; 2,305,402 and 2,284,852 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	11,527	11,424
Additional paid-in capital	6,581	6,474
Retained earnings	8,098	7,548
Discount on preferred stock	(262)	—
Accumulated other comprehensive income, net	781	752

Total stockholders’ equity	37,131	26,198

Total liabilities and stockholders’ equity	$298,831	$267,180

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,331	$2,259	$4,630	$4,469
Taxable investment securities	393	610	794	1,176
Dividends on FRB and FHLB stock	10	5	19	10
Interest on federal funds sold	—	—	—	1
Other interest income	31	14	66	24

Total interest income	2,765	2,888	5,509	5,680

Interest expense
Deposits	350	564	704	1,167
Borrowings	33	36	67	75

Total interest expense	383	600	771	1,242

Net interest income	2,382	2,288	4,738	4,438

Provision for loan losses	159	21	159	76

Net interest income after provision for loan losses	2,223	2,267	4,579	4,362

Noninterest income
Service charges on deposit accounts	115	95	231	187
Late charges and other fees on loans	16	11	32	23
Gain on sale of loans held for sale	—	3	—	3
Gain on sale of investment securities	232	—	486	—
Income from bank-owned life insurance	—	35	—	35
Other	72	73	140	130

Total noninterest income	435	217	889	378

Noninterest expense
Compensation	1,052	1,003	2,281	2,052
Data processing	139	132	277	259
Occupancy	183	204	377	422
Furniture and equipment	151	166	301	327
Taxes and licenses	85	69	171	136
Professional fees	68	87	173	214
FDIC assessment	69	208	146	288
Marketing	34	21	65	49
Telephone	24	26	47	54
Stationery and supplies	21	13	36	35
Loss on sale of other real estate owned	(3)	23	30	23
Other	134	183	299	334

Total noninterest expense	1,957	2,135	4,203	4,193

Income before provision for income taxes	701	349	1,265	547

Provision for income taxes	250	118	452	164

Net income	$451	$231	$813	$383
Preferred stock dividend and accretion of discount	$(146)	$—	$(293)	$—

Net income available to common stockholders	$305	$231	$520	$383

Earnings per common share
Basic	$0.13	$0.10	$0.23	$0.17

Diluted	$0.13	$0.10	$0.23	$0.17

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding - basic	2,301,386	2,283,115	2,296,592	2,281,184
Effect of dilutive stock options	7,736	13,199	7,462	11,820

Weighted average shares outstanding - diluted	2,309,122	2,296,314	2,304,054	2,293,004

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Financial ratios
Annualized return on average assets (1)	0.67%	0.35%	0.61%	0.30%
Annualized return on average equity (1)	4.90%	3.54%	4.43%	2.96%
Average equity to average assets	13.61%	9.99%	13.75%	10.02%
Equity to assets, at period-end	12.43%	9.81%	12.43%	9.81%
Net interest margin	3.78%	3.74%	3.81%	3.69%

Per common share
Earnings per share - basic	$0.13	$0.10	$0.23	$0.17
Earnings per share - diluted	$0.13	$0.10	$0.23	$0.17
Book value per share	$11.71	$11.47	$11.71	$11.47
Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Common stock outstanding	2,305,402	2,284,852	2,305,402	2,284,852
Weighted average shares outstanding - basic	2,301,386	2,283,115	2,296,592	2,281,184
Weighted average shares outstanding - diluted	2,309,122	2,296,314	2,304,054	2,293,004

Asset quality
Nonaccrual loans	$—	$111	$—	$111
Accruing loans past due 90 days or more	—	8	—	8

Total nonperforming loans	—	119	—	119

Restructured loans	—	206	—	206

Other real estate owned, net	—	165	—	165

Total nonperforming assets	$—	$490	$—	$490

Nonperforming assets to total assets	0.00%	0.18%	0.00%	0.18%

Allowance for loan losses
Balance, beginning of period	$1,750	$1,709	$1,773	$1,652
Provision for loan losses	159	21	159	76
Loans charged-off	—	(22)	(24)	(30)
Recoveries	23	20	24	30

Balance, end of period	$1,932	$1,728	$1,932	$1,728

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.98%	0.96%	0.98%	0.96%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount.